Exhibit 23.1

        The accompanying consolidated financial statements give effect to the 1-for-2.2904 reverse split of the common stock of AmCOMP Incorporated which will take place immediately prior to the effective date of the registration statement. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the reverse split of the Company's outstanding common stock described in Note 19 to the consolidated financial statements and assuming that from April 22, 2005 to the date of such completion no other material events have occurred that would affect the consolidated financial statements or required disclosure therein.

Fort Lauderdale, Florida
January 23, 2006

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-128272 of our report dated April 22, 2005 (February     , 2006 as to Note 19) relating to the consolidated financial statements of AmCOMP Incorporated appearing in the Prospectus, which is part of this Registration Statement, and to the Financial Statement Schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the headings "Summary Historical Consolidated Financial Data", "Selected Historical Consolidated Financial Data" and "Experts" in such Prospectus.

Fort Lauderdale, Florida
February     , 2006